Exhibit 10.30
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made effective as of August 15, 2007, by and among Pregis Holding I Corporation, a Delaware corporation (“Pregis I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Pregis II”), and Pregis Corporation, a Delaware corporation (“Pregis”) (Pregis I, Pregis II and Pregis, collectively, the “Employers” and individually an “Employer”), and D. Keith LaVanway (“Executive”).
RECITALS
     WHEREAS, Executive desires to be employed by Employers;
     WHEREAS, Employers desire to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employers; and
     WHEREAS, as a condition precedent and a material inducement for Employers to employ and pay Executive, Executive has agreed to execute this Agreement and the Noncompetition Agreement, dated as of the date hereof, between Pregis I and Executive (the “Noncompetition Agreement”), and be bound by the provisions herein and therein.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
PROVISIONS
     1. Term and Duties. Employers hereby agree to employ Executive as Vice President and Chief Financial Officer, commencing on his first day of full time employment, but no later than September 4, 2007 (the “Start Date”) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 4. Unless terminated by either Executive or Employers by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employers, and to the promotion of their interests consistent with and subject to the direction and control of the Board of Directors of each Employer (the “Board”). Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employers and shall not be actively involved in any other trade or business or as an employee of any other trade or business.

     2. Compensation During Term.
          (a) Base Compensation. In consideration of the services to be rendered by Executive during the Term, Employers shall pay to Executive as base salary $360,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period.
          (b) Bonus. On the Start Date, Employers shall pay Executive a one-time signing bonus of $100,000. Subject to the limitations set forth in this Agreement, commencing with the fiscal year beginning January 1, 2007, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of one or more performance goals as determined by the Board in its sole discretion. The amount of the Incentive Bonus shall be determined in the manner set forth on Schedule A hereto. For the fiscal year ending December 31, 2007, the Employers shall pay the Executive a pro-rated Incentive Bonus based on the portion of the year Executive is employed by the Employers at such time as bonuses are payable to senior executives generally; provided, however, that the amount of such bonus shall be no less than $150,000.
     3. Benefits.
          (a) Executive shall be eligible to participate in such benefit programs offered by each Employer (other than bonus plans), such as health, dental, life insurance, vision, vacations and pension, as are offered to similarly-situated employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case on no less favorable terms of benefits than are generally available to the employees of Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question.
          (b) Employers shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employers’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employers’ requirements with respect to reporting, documentation and approval of such expenses.
          (c) The Employers shall reimburse the Executive for the following reasonable expenses that the Executive incurs in relocating his primary residence to the Chicago, Illinois metropolitan area: (a) the cost of any temporary housing in the Chicago, Illinois metropolitan area for 6 months, not to exceed $5,000 per month, (b) transportation of belongings; (c) two house-hunting trips; (d) broker and other fees related to sale / acquisition of primary residence; (e) set-up costs of telephone, cable and broadband; (f) airfare and lodging for family related to such relocation and house-hunting trips and (g) caretaker costs for primary residence in Richfield Hills, OH for a period of up to twelve months and a cost not to exceed $5,000.
     4. Termination. Executive’s employment shall terminate upon the first to occur of the following (each, a “Termination Date”):
          (a) The expiration of the Term;
          (b) Executive’s death or disability (mentally, physically or emotionally), so that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any 365 day period during the Term;
          (c) Executive’s voluntary termination of his employment for any reason, upon not less than ten (10) business days’ written notice to Employers; or
          (d) Employers’ termination of Executive’s employment with or without Cause (as hereinafter defined).
     5. Termination Payments.
          (a) Except as otherwise provided herein, if Executive’s employment is terminated pursuant to Section 1 by thirty (30) days’ prior written notice or pursuant to Section 4, Executive’s Base Compensation and other benefits, if any, shall terminate on the Termination Date.
          (b) Upon termination of Executive’s employment without Cause or by reason of the Employer’s failure to renew this Agreement after the Initial Term or any Subsequent Term, Employers shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) an amount equal to his then current Base Compensation (the “Termination Payment”); (B) (i) if the Termination Date occurs during the months of January-June of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Target Pro Rata Incentive Payment”), based on Executive’s target Incentive Bonus for such fiscal year; or (ii) if the Termination Date occurs during the months of July-December of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Actual Pro Rata Incentive Payment”), based on Employers’ actual performance through the end of such fiscal year; and (C) all accrued but unpaid amounts payable to Executive under this Agreement and under any employee benefit plan (the “Accrued Payment”). In addition, in the event of such termination of employment, Executive shall be eligible for continuation of medical benefits on the same terms that would have otherwise applied to Executive had he remained an active employee until the earlier of (i) twelve (12) months following the effectiveness of the Release or (ii) the date Executive becomes eligible for medical benefits from a subsequent employer (the “Continued Medical Benefits”). The

Target Pro Rata Incentive Payment and the Actual Pro Rata Incentive Payment shall, in each case, be determined based on the number of days elapsed from the beginning of the fiscal year in which the termination occurs through and including the Termination Date. For purposes of clarity, Executive will be eligible to receive only one Termination Payment, one Accrued Payment and either one Target Pro Rata Incentive Payment or one Actual Pro Rata Incentive Payment (depending on when the Termination Date occurs) from Employers under this Section 5(b). Employers’ obligation to (x) make the Termination Payment and either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment and (y) provide the Continued Medical Benefits shall, in each case, be conditioned upon: (i) Executive’s continued compliance with his obligations under the Noncompetition Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employers (the “Release”). In the event that Executive breaches any of the covenants set forth in the Noncompetition Agreement, Executive shall (i) immediately return to Employers any portion of the Termination Payment and either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment that have been paid to Executive pursuant to this Section 5(b) and (ii) repay Employers for any costs incurred in connection with providing the Continued Medical Benefits. Subject to this Section 5(b) and Section 5(e), the Termination Payment and the Target Pro Rata Incentive Payment, if applicable, shall be paid in installments on Employers’ regular payroll dates occurring during the 12-month period immediately following the effectiveness of the Release. Subject to Section 5(e), the Actual Pro Rata Incentive Payment, if applicable, shall be paid at the time Employers ordinarily pay incentive bonuses to its executives with respect to the fiscal year in which the termination occurs. Subject to Section 5(e), the Accrued Payment shall be paid within thirty (30) days following the Termination Date.
          (c) In the event of a termination of Executive’s employment pursuant to Section 4(b) as a result of his death or disability, Employers shall pay to Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to Executive hereunder and under any other bonus, incentive or other plan.
          (d) Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of any Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.
          (e) If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 5 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under Section 5 during the first six months immediately following the Termination Date had this Section 5(e) not been applicable.
     6. Definitions. “Cause” as used herein shall mean Executive’s: (i) commission of an act which constitutes common law fraud, embezzlement (other than occasional, customary and de minimis use of Employers’ property for personal purposes) or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to any Employer’s business, standing or reputation; (ii) gross negligence on the part of Executive in the performance of his duties hereunder; (iii) breach of his duty of loyalty or care to any Employer; (iv) other misconduct that is materially detrimental to any Employer; (v) ongoing refusal or failure to perform Executive’s duties or the deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Board, in each case after receiving written notice describing his noncompliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vi) material breach by Executive of this Agreement, the Noncompetition Agreement or any other agreement with or for the benefit of any Employer to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employers.
     7. Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.
     8. No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound, other than applicable notice periods previously disclosed to the Employers. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.
     9. Miscellaneous.
          (a) Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:
D. Keith LaVanway
3616 West Galloway Drive
Richfield, OH 44286
if to Employers:
c/o AEA Investors LLC
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn: Sanford Krieger
with copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Attn: Christopher Ewan
Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.
     10. Stock Purchase. On the Start Date, Executive shall purchase at least twenty-five (25) shares of common stock of Pregis I at a cost of $20,000 per share pursuant to the Subscription Agreement (the “Subscription Agreement”) attached hereto as Exhibit A.
     11. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive, whether oral or written. Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further obligations of any kind whatsoever shall be owed by Employers. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.
     12. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by each Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.
     13. Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
     14. Remedies; Waiver. No remedy conferred upon any Employer by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any Employer in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
     15. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     16. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without application of conflict of laws principles.
     17. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYERS: PREGIS HOLDING I CORPORATION
By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President & CEO

PREGIS HOLDING II CORPORATION

By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President & CEO

PREGIS CORPORATION
By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President & CEO

EXECUTIVE:
/s/ D. Keith LaVanway
Name: D. Keith LaVanway

Schedule A
Incentive Bonus Calculation

Exhibit A
Subscription Agreement